EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123943) of SmartPros, Ltd. and Subsidiaries ( the "Company") of our report dated March 25, 2014, relating to the financial statements of the Company for the years ended December 31, 2013 and 2012, included in the Company's December 31, 2013 Annual Report (Form 10-K).
/s/ Baker Tilly Virchow Krause LLP
New York, New York
March 25, 2014